EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Net Sales of $160.4 million ~

~ Operating Income of $9.6 million; Adjusted Operating Income of $10.3 million ~

~ EPS of $0.36 and Adjusted EPS of $0.38 ~

~ Updates Fiscal Year 2024 Outlook ~

~ Board Declares Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – August 24, 2023 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six-month results for the periods ended July 31, 2023.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We managed our business well, delivering second quarter net sales and earnings within our range of expectations despite operating in a challenging retail environment for our category, particularly in the United States and Europe, our largest markets. While wholesale shipments moderated from last year, reflecting our partners’ tight management of inventory and a more cautious consumer, we continued to make progress against our key initiatives to deliver sought-after innovation, powerful marketing and compelling value across our portfolio of brands. Our Company continues to manage with discipline, delivering positive operating cash flow and balance sheet strength with $218.9 million in cash, well-controlled inventory and no debt at quarter end. While we believe that there remains a level of consumer uncertainty, we are committed to investing in our brand-building efforts and expect these initiatives to generate strong return on investment and enhance our growth potential over the medium and long term. We are excited about our Movado brand refresh being launched this fall and supporting our licensed brand partners with strong regional marketing programs.”

Fiscal 2024 Second Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered net sales of $160.4 million versus $182.8 million in the second quarter of fiscal 2023;
•	Generated gross margin of 55.7% as compared to 58.5% in the prior year period;
•	Generated operating income of $9.6 million as compared to $30.7 million in the prior year period; Adjusted operating income of $10.3 million as compared to $31.4 million;

•	Achieved diluted earnings per share of $0.36 as compared to $1.05 in the prior year period; Adjusted diluted earnings per share of $0.38 as compared to $1.07; and
•	Ended the quarter with cash of $218.9 million and no debt.

Mr. Grinberg continued, “We expect the difficult environment for consumer discretionary products to persist into the back half of the year, which is reflected in our updated outlook that incorporates lower shipments across our wholesale partners in North America and Europe. As we look ahead, we will continue to execute our growth strategies, disciplined cost controls, and product innovation, including value price points across our family of brands, while investing behind our most important brands and focusing on delivering long-term sustainable growth and increased shareholder value.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Second quarter fiscal 2024 results of operations included the following items:

•	a $0.6 million pre-tax charge, or $0.5 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisitions of Olivia Burton and MVMT.

Second quarter fiscal 2023 results of operations included the following items:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisitions of Olivia Burton and MVMT.

In this press release, reference to “adjusted” results exclude the impact of the above charges from the second quarter of fiscal years 2024 and 2023, as well as the items described in the Non-GAAP Items section of the Company’s earnings release for the first quarter of fiscal year 2024. Please refer to the attached table of GAAP and Non-GAAP measures for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Second Quarter Fiscal 2024 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 12.3% (13.8% on a constant dollar basis) to $160.4 million compared to $182.8 million in the second quarter of fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores due to the challenging environment for consumer discretionary products. U.S. net sales decreased 12.4% as compared to the second quarter of last year. International net sales decreased 12.1% (14.9% on a constant dollar basis) as compared to the second quarter of last year.

•	Gross profit was $89.3 million, or 55.7% of net sales, compared to $106.9 million, or 58.5% of net sales, in the second quarter of fiscal 2023. The decrease in gross margin percentage was primarily the result of decreased leverage of higher fixed costs on lower sales, the unfavorable changes in channel and product mix and the unfavorable impact of foreign currency exchange rates.
•	Operating expenses were $79.6 million compared to $76.3 million in the second quarter of fiscal 2023. Adjusted operating expenses were $79.0 million for the second quarter of fiscal 2024 and $75.6 million in the second quarter of fiscal 2023. This increase was primarily due to higher payroll-related costs, partially offset by lower marketing expenses and performance-based compensation. As a percent of sales, adjusted operating expenses increased to 49.3% of net sales from 41.3% in the prior year period primarily due to lower sales.
•	Operating income was $9.6 million compared to $30.7 million in the second quarter of fiscal 2023. Adjusted operating income for the second quarter of fiscal 2024 was $10.3 million compared to an adjusted operating income of $31.4 million in the second quarter of fiscal 2023.
•	The Company recorded a tax provision of $2.9 million compared to a tax provision of $6.4 million in the second quarter of fiscal 2023. The Company recorded an adjusted tax provision in the second quarter of fiscal 2024 of $3.0 million compared to an adjusted tax provision of $6.6 million in the second quarter of fiscal 2023.
•	Net income was $8.0 million, or $0.36 per diluted share, compared to net income of $24.0 million, or $1.05 per diluted share, in the second quarter of fiscal 2023. Adjusted net income for the fiscal 2024 period was $8.5 million, or $0.38 per diluted share. This compares to adjusted net income in the second quarter of fiscal 2023 of $24.6 million, or $1.07 per diluted share.

First Half Fiscal 2024 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales for the first six months of fiscal 2024 decreased 11.8% to $305.3 million (12.1% on a constant dollar basis) compared to $346.2 million in the first six months of fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores due to the challenging retail environment. U.S. net sales decreased 13.9% as compared to the first six months of last year. International net sales decreased 10.2% (10.6% on a constant dollar basis) as compared to the first six months of last year.
•	Gross profit was $171.3 million, or 56.1% of net sales, compared to $203.6 million, or 58.8% of net sales in the first six months of fiscal 2023. The decrease in gross margin percentage was primarily the result of the unfavorable changes in channel and product mix, the unfavorable impact of foreign currency exchange rates and decreased leverage of higher fixed costs on lower sales, partially offset by reduced shipping costs.
•	Operating expenses were $150.7 million as compared to $147.7 million in the first six months of fiscal 2023. Adjusted operating expenses were $149.4 million compared to $146.2 million in the first six months of fiscal 2023. This increase was primarily due to higher payroll-related costs, partially offset by lower marketing expenses and performance-based compensation. As a percent of sales, adjusted operating expenses increased to 48.9% of net sales from 42.2% in the prior year period primarily due to lower sales.
•	Operating income was $20.5 million compared to operating income of $56.0 million in the first six months of fiscal 2023. Adjusted operating income was $21.9 million compared to $57.4 million in the prior year period.

•	The Company recorded a tax provision in the first six months of fiscal 2024 of $5.4 million as compared to a provision of $12.4 million in the first six months of fiscal 2023. The Company recorded an adjusted tax provision of $5.7 million compared to an adjusted tax provision of $12.7 million for the first half of fiscal 2023.
•	Net income was $17.2 million, or $0.76 per diluted share, compared to net income of $42.5 million, or $1.83 per diluted share, in the first six months of last year. In the first half of fiscal 2024, adjusted net income was $18.2 million, or $0.80 per diluted share, compared to adjusted net income of $43.7 million, or $1.89 per diluted share, in the prior year period.

Fiscal 2024 Outlook

The Company is revising its previously provided outlook to reflect the continued expected impact of the challenging consumer discretionary environment on the business.

For Fiscal Year 2024, the Company currently expects:

•	Net sales in a range of approximately $690.0 million to $700.0 million, as compared to its previous expectation for net sales in the range of $725.0 million to $750.0 million;
•	Gross profit of approximately 55% of net sales, as compared to its previous expectation for gross profit of approximately 56% of net sales;
•	Operating income in a range of $62.5 million to $65.0 million, as compared to its previous expectation for operating income in a range of $80.0 million to $85.0 million;
•	An effective tax rate of approximately 23%, assuming no changes to the current tax regulations, as compared to its previous expectation of 22%; and
•	Earnings of $2.15 to $2.25 per diluted share, as compared to its previous expectation of $2.70 to $2.90 per diluted share.

The Company noted that its fiscal 2024 outlook continues to exclude approximately $2.1 million of amortization of acquired intangible assets related to the Olivia Burton and MVMT brands. This outlook does not contemplate further deterioration due to the impact of economic uncertainty and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on August 24, 2023, the Board of Directors approved the payment on September 21, 2023 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 7, 2023.

During the first six months of fiscal 2024, the Company repurchased approximately 16,000 shares under its share repurchase program. As of July 31, 2023, the Company had $20.6 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, August 24, 2023, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on August 24, 2023 until 11:59 p.m. ET on September 7, 2023 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13740661.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, HUGO BOSS®, LACOSTE®, and TOMMY HILFIGER® watches, and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the

Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2023	2022	2023	2022

Net sales	$160,390	$182,804	$305,295	$346,228

Cost of sales	71,104	75,877	134,006	142,616

Gross profit	89,286	106,927	171,289	203,612

Total operating expenses	79,638	76,270	150,742	147,661

Operating income	9,648	30,657	20,547	55,951

Non-operating income/(expense):
Other income, net	1,537	199	2,562	282
Interest expense	(113)	(101)	(226)	(213)

Income before income taxes	11,072	30,755	22,883	56,020

Provision for income taxes	2,885	6,418	5,419	12,429

Net income	8,187	24,337	17,464	43,591

Less: Net income attributable to noncontrolling interests	138	334	287	1,075

Net income attributable to Movado Group, Inc.	$8,049	$24,003	$17,177	$42,516

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.36	$1.05	$0.76	$1.83

Weighted diluted average shares outstanding	22,616	22,966	22,642	23,176

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	July 31,		% Change

	2023	2022

Total net sales, as reported	$160,390	$182,804	-12.3%

Total net sales, constant dollar basis	$157,589	$182,804	-13.8%

	Six Months Ended
	July 31,		% Change

	2023	2022

Total net sales, as reported	$305,295	$346,228	-11.8%

Total net sales, constant dollar basis	$304,440	$346,228	-12.1%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended July 31, 2023
As Reported (GAAP)	$160,390	$89,286	$79,638	$9,648	$11,072	$2,885	$8,049	$0.36
Olivia Burton and MVMT Costs (1)	—	—	(612)	612	612	147	465	0.02
Adjusted Results (Non-GAAP)	$160,390	$89,286	$79,026	$10,260	$11,684	$3,032	$8,514	$0.38

Three Months Ended July 31, 2022
As Reported (GAAP)	$182,804	$106,927	$76,270	$30,657	$30,755	$6,418	$24,003	$1.05
Olivia Burton and MVMT Costs (1)	—	—	(712)	712	712	138	574	0.02
Adjusted Results (Non-GAAP)	$182,804	$106,927	$75,558	$31,369	$31,467	$6,556	$24,577	$1.07

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Six Months Ended July 31, 2023
As Reported (GAAP)	$305,295	$171,289	$150,742	$20,547	$22,883	$5,419	$17,177	$0.76
Olivia Burton and MVMT Costs (1)	—	—	(1,319)	1,319	1,319	317	1,002	0.04
Adjusted Results (Non-GAAP)	$305,295	$171,289	$149,423	$21,866	$24,202	$5,736	$18,179	$0.80

Six Months Ended July 31, 2022
As Reported (GAAP)	$346,228	$203,612	$147,661	$55,951	$56,020	$12,429	$42,516	$1.83
Olivia Burton and MVMT Costs (1)	—	—	(1,481)	1,481	1,481	289	1,192	0.06
Adjusted Results (Non-GAAP)	$346,228	$203,612	$146,180	$57,432	$57,501	$12,718	$43,708	$1.89

(1)	Related to the amortization of acquired intangible assets for Olivia Burton and MVMT and MVMT's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 31,	July 31,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$218,909	$251,584	$203,109
Trade receivables, net	95,821	94,282	100,697
Inventories	181,448	186,203	215,038
Other current assets	25,206	24,212	21,588
Income taxes receivable	12,988	10,908	9,691
Total current assets	534,372	567,189	550,123

Property, plant and equipment, net	19,740	18,699	17,956
Operating lease right-of-use assets	71,358	80,897	76,818
Deferred and non-current income taxes	45,004	44,490	44,480
Other intangibles, net	8,432	9,642	10,946
Other non-current assets	70,791	66,788	65,813
Total assets	$749,697	$787,705	$766,136

LIABILITIES AND EQUITY

Accounts payable	$28,435	$32,085	$51,981
Accrued liabilities	47,135	46,720	58,475
Accrued payroll and benefits	10,976	17,343	11,383
Current operating lease liabilities	17,069	17,681	16,904
Income taxes payable	18,078	28,591	20,875
Total current liabilities	121,693	142,420	159,618

Deferred and non-current income taxes payable	8,321	15,163	15,788
Non-current operating lease liabilities	63,565	70,910	67,241
Other non-current liabilities	52,220	48,668	47,633

Redeemable noncontrolling interest	—	—	2,305

Shareholders' equity	500,784	507,606	470,836

Noncontrolling interest	3,114	2,938	2,715
Total equity	503,898	510,544	473,551

Total liabilities, redeemable noncontrolling interest and equity	$749,697	$787,705	$766,136

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended July 31,

	2023	2022
Cash flows from operating activities:
Net income	$17,464	$43,591
Depreciation and amortization	5,039	5,635
Other non-cash adjustments	5,427	3,346
Changes in working capital	(19,999)	(74,366)
Changes in non-current assets and liabilities	1,295	(3,598)
Net cash provided by/(used in) operating activities	9,226	(25,392)

Cash flows from investing activities:
Capital expenditures	(4,620)	(2,987)
Long-term investments	(1,407)	(2,283)
Trademarks and other intangibles	(54)	(57)
Net cash used in investing activities	(6,081)	(5,327)

Cash flows from financing activities:
Dividends paid	(37,650)	(15,797)
Stock repurchase	(433)	(21,539)
Stock awards and options exercised and other changes	(92)	(405)
Other	—	(85)
Net cash used in financing activities	(38,175)	(37,826)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,131	(5,489)
Net change in cash, cash equivalents, and restricted cash	(31,899)	(74,034)
Cash, cash equivalents, and restricted cash at beginning of period	252,179	277,716

Cash, cash equivalents, and restricted cash at end of period	$220,280	$203,682

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$218,909	$203,109
Restricted cash included in other non-current assets	1,371	573
Cash, cash equivalents, and restricted cash	$220,280	$203,682